FRANCHISE AGREEMENT

EXHIBIT B

Liberty Franchise Agreement 7-14

Liberty Franchise Agreement 7-14    i

1. GRANT OF FRANCHISE

Liberty Tax Service (“Liberty,” “Liberty Tax”) has developed a system for the operation of tax return preparation offices. The Liberty system utilizes special marketing techniques and operating procedures to facilitate the provision of tax return preparation and related services.

You, meaning the franchisee and all signators identified on the signature page to this franchise agreement (“Agreement” or “Franchise Agreement”), in your personal capacity, have applied for a franchise that utilizes Liberty’s system and Liberty’s trade names, service marks, and trademarks (collectively, the “Marks”) (“Franchised Business” or “Franchise”). Subject to the terms of this Agreement, Liberty grants to you a Liberty Tax Service franchise. This Agreement will allow you to operate a tax return preparation business using Liberty’s system and Liberty’s Marks within the territory described on Schedule A (“Territory”). This agreement shall only grant you a Liberty franchise and grants no rights to you associated with any other brand or concept owned and/or operated by SiempreTax LLC formerly Hispanic Tax, LLC (“SiempreTax”), Liberty Tax, Inc. (formerly JTH Holding, Inc.), Liberty’s partners, affiliates or parent company (“Affiliated Companies”). You agree to abide by the terms of this Agreement.

You recognize and agree that the nature of the tax return preparation business is such that complete uniformity is not always practical or desirable and that Liberty, in Liberty’s sole discretion, may vary the terms of this Agreement and the standards of operation of the Franchised Business to accommodate the peculiarities of a particular situation and/or territory. You have no recourse against Liberty if other franchisees are granted allowances that you are not granted.

2. TERM, RENEWAL AND BUYBACK

a.    Term. This Agreement will be effective for a five-year term beginning on the effective date specified on the signature page of this Agreement (“Effective Date”).

b.    Renewal. You may renew for another five-year term by signing Liberty’s then current franchise agreement if you have met the Target Volume specified in Section 6(f) of this Agreement and are otherwise in compliance with this Agreement. You may continue to renew future franchise agreements in this manner if you are in compliance with all agreements between you and Liberty. You must execute a general release of all claims that you might have against Liberty to renew and Liberty’s then current Franchise Agreement which may contain materially different terms. Liberty may not raise royalties or advertising fees that you pay to Liberty upon any future renewal, or impose a renewal fee. Further, Liberty may not change the boundaries of your Territory, the level and type of territorial exclusivity or the territorial rights you have. Other terms and conditions may vary. If you wish to renew, you must notify Liberty in writing at least 180 days before the expiration of this Agreement.

c.    Buyback. Between May 1 and August 31 of any year, Liberty has the right to purchase your Franchised Business for the greater of $150,000 or 200% of Gross Receipts of the Territory for the previous twelve months, or such shorter time as an office in the Territory may have been in operation. You understand that this is a premium price above fair value and does not vest any rights in you. The term “Gross Receipts” as used in this Agreement means all revenue from all services and products offered by the Franchised Business (including, but not limited to, revenue from individual, corporate, estate and partnership tax returns), excluding only customer discounts, any transmitter, software or electronic filing fee, and sales tax, but not service fees for credit card transactions.

3. TERRITORY

a. Territory Generally. Your Territory is described in Schedule A of this Agreement (“Territory”).

b. General Rights & Restrictions. You may operate as many tax return preparation offices in the Territory as you determine to be appropriate. You may not operate outside your Territory. Liberty may grant franchises for areas outside your Territory or operate company offices in such areas. Except as described below, Liberty may not establish franchised or company owned outlets offering income tax preparation services using the Marks at a physical location in your Territory. Additionally, Liberty may not offer income tax preparation services through other channels of distribution at a physical location in your Territory except as described herein. Liberty, Liberty’s parent company, partners, affiliates and SiempreTax may establish franchised or company owned outlets in your Territory that operate income tax preparation services under different trademarks and may operate or franchise a different line of business. Liberty may distribute Liberty tax return preparation products and services by means other than retail or storefront locations in your Territory, including the sale of gift cards for this service. No other franchisee using the Marks may operate a tax return preparation office in your Territory. Liberty may advertise in your Territory. You may not advertise in areas outside your Territory or in media that extends outside your Territory, without Liberty’s expressed written approval.

c. Misplaced Offices. If you locate an office outside your Territory, even if Liberty approved such site location, you agree upon discovery of this fact to promptly abandon the office and refrain from any further targeted solicitation (e.g. direct mail, telephone calls, etc.) of customers residing in the territory containing the misplaced office. If Liberty learns that Liberty or another franchisee has erroneously located an office in your Territory, you agree to accept the abandonment of the office and, in the case of a misplaced office operated by another franchisee, the discontinuation of further targeted solicitation of customers located in your Territory, in full satisfaction of any claim against Liberty, Liberty’s past and present employees, and Liberty’s past and present franchisees, in relation to the misplaced office. Liberty has a reasonable time to correct any such error after Liberty learns of it. No person or entity is a third-party beneficiary of this Section.

d. National and Regional Retail Business Outlets. Liberty may negotiate agreements with national or regional retail businesses. If there is an outlet of such a national or regional business in your Territory that is subject to such an agreement, you may choose to operate a tax return preparation service office in that outlet by communicating that decision to Liberty by December 1 before a given Tax Season, or such earlier date provided by Liberty in order to meet the requirements of that business. If you choose not to operate in an outlet that exists in your Territory, Liberty may operate in that outlet in your Territory and all associated revenue and expenses shall belong to Liberty. Additionally, Liberty will retain the right to service the customers associated with that outlet in the future. The term “Tax Season” means the time period of January 2 – April 30.

4. FEES AND PAYMENTS

a. Initial and Resale Franchise Fee. The initial franchise fee and resale franchise fees are $40,000. The resale franchise fee applies to a territory that has been previously sold. If a territory includes existing operations, the total cost will vary depending upon the Gross Receipts of the Territory and other pertinent market and economic factors.

b.    Down Payment and Approval. You must submit a minimum of 20% of the initial or resale franchise fee as a deposit after you have held the Liberty Franchise Disclosure Document for at least fourteen (14) calendar days and prior to attending Effective Operations Training (“EOT”). Liberty will refund this deposit to you upon your request at any time before you attend EOT. If you receive financing, you will be required to submit a deposit of up to $25,000 prior to closing for your operational expenses (“Operational Supply Deposit”). We will refund to you the initial or resale franchise fee (including deposits) if we do not approve your application or if you do not pass EOT in accordance with our passing standards, provided that you return to us all materials that we distributed to you during training. After closing, Liberty will hold and make available for return to you any Operational Supply Deposit that you were required to submit, upon your written request to Liberty with substantiation as to the expenses to be paid by you with the Operational Supply Deposit. We do not pay interest on the Operational Supply Deposit. The initial and resale franchise fee is fully earned and nonrefundable when both parties execute this Agreement.

c. Reverse Royalty. If Liberty receives tax preparation fees from individuals located in your Territory through the use of Liberty’s online tax preparation services while you have a Liberty Tax Service office open in that Territory, Liberty agrees to use commercially reasonable means to track and identify those revenues and pay or credit to you 14% of those tax preparation fees within sixty (60) days after the end of each Tax Season in its sole discretion.

d.    Royalties. You must pay a royalty to Liberty in the amount of 14% of Gross Receipts subject to the following minimums (“Minimum Royalties”):

i)
Year One. For the period ending April 30 following the Effective Date of this Agreement, if you operated or were required to have operated an office in the Territory for any part of Tax Season ending in that April, the minimum royalty is $5,000 per Territory.

ii)	Year Two. For the period beginning May 1 following the Effective Date of this Agreement through the following April 30, the minimum royalty is $8,000 per Territory.

iii)	Year Three and Beyond. Thereafter, the minimum royalty is $11,000 per Territory for each successive period beginning May 1 through the following April 30.

iv)
Developed Territory. For a territory that contains or that had in the most recent Tax Season prior to the Effective Date of this Agreement, an existing company, franchisee or other Liberty tax preparation office (“Developed Territory”), you must pay royalties as set forth above depending upon how long any office has been operated in the Territory. For example, if it is your first year operating in a territory but an office has been operated in the Territory by Liberty or another franchisee through one Tax Season, then the Territory would be subject to Year Two royalties for the year that you first operate in the Territory. An office includes, but is not limited to, locations such as kiosks or temporary locations where tax return preparation services are provided.

e. Area Developers. If you are in or become part of an area covered by an Area Developer, Liberty may pay to the Area Developer a portion of the initial franchisee fee and royalties that you pay to Liberty.

f.    Advertising Fee. You must pay an advertising fee of 5% of the Gross Receipts each month.

g.    Payment Period. You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month, and any balance owed to achieve Minimum Royalty on May 5 for each fiscal year ending April 30. You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month. Liberty reserves the right to modify this payment schedule in Liberty’s Operations Manual.

h.    Interest. You must pay interest of 12% (compounded daily) per year, or the maximum permitted by law if less, on any amounts owed to Liberty that are more than fifteen (15) days past due.

i.    Transfer Fee. If you transfer your Franchised Business, or a majority ownership interest in it, you must pay Liberty a transfer fee of $5,000 at the time of transfer. This fee is subject to increase or decrease in future franchise agreements by the amount of change in the Consumer Price Index – All Urban Consumers, published by the U.S. Department of Labor, or a reasonably similar successor index, from the index as of the Effective Date.

j.    Customer Refunds, Penalty and Interest, Send a Friend. If you do not resolve a customer service complaint or pay penalty and interest on an erroneous return prepared in your office, or misdeliver a customer check, or fail to pay a Send a Friend or E-Send a Friend referral, and the customer contacts Liberty, and Liberty believes there is a reasonable basis for the claim, Liberty may issue a refund of fees paid by the customer, pay to the customer the penalty and interest or amount of misdelivered check, or pay the Send a Friend referral, and bill you. You agree to pay the charges. Your obligation to pay penalty and interest for tax return preparation errors made during the operation of the Franchised Business continues after the expiration, termination or transfer of this Agreement and/or sale of the Franchised Business.

k.    Automatic Payment Transfer. All of the tax preparation, transmitter, software, and electronic filing fees, and any rebates that you receive from Financial Products or customers who purchase Financial Products, shall initially be paid to Liberty. The term “Financial Products” as used in this Agreement means refund-based loan programs and/or a means for customers to obtain a refund using electronic deposit services that Liberty, or a company associated with Liberty, may offer to you. Liberty will remit any remaining balance to you from the above described fees and rebates after deducting monies you owe to Liberty, and/or SiempreTax if applicable, and deducting monies to hold for application to upcoming amounts due to Liberty and/or SiempreTax.

l.    Sales or Gross Receipts Tax. If required by the state or locality where your Territory is located, the initial franchise fee, royalties, and advertising fees will be subject to sales or gross receipts tax. You must pay these taxes to Liberty at the same time and in the same manner as you pay the royalties and fees to Liberty.

m.    Transmitter, Software, or Electronic Filing Fee. Liberty reserves the right to impose a fee charged to you or your customers related to transmission of Financial Products, the provision of software, or the electronic filing of tax returns and, if charged to customers, may rebate a portion of the fee to you. Liberty may vary the dollar amount of the fee and may change its name. Any such fee is not included in your Gross Receipts.

n. Call Center. If you elect to use Liberty’s call center to handle customer appointments, customer follow up, tax school calls, or other calls, you must pay to Liberty a fee for each such call pursuant to Liberty’s schedule of call center charges. This schedule is subject to future modification by Liberty.

o. Cash in a Flash Financing Set up Fee. If you elect to apply for cash in a flash financing through Liberty, you must pay to Liberty any set up fee that Liberty imposes pursuant to Liberty’s schedule of fees. This schedule is subject to future modification by Liberty.

p.    Assessment Related to Understatement of Revenues. Pursuant to the rights and obligations specified in Section 7 of this Agreement, if Liberty determines that you are underreporting Gross Receipts, you must pay to Liberty additional royalties on the undisclosed amount. If the excess determined following a review is more than two percent (2%) of the Gross Receipts for the period in question, you must also pay the costs of the review. Additionally, if a review results from your failure to maintain and/or provide records as required in Section 7, you must pay the costs of the review, regardless of the result. The costs of any review pursuant to the terms of this Agreement shall be determined by Liberty. Liberty’s acceptance of payments of royalties or Gross Receipts reports shall be without prejudice and shall in no case constitute a waiver of Liberty’s rights to claim any delinquent royalties, or to require a review of your books of accounts and records, as provided for herein.

Liberty Franchise Agreement 7-14    1

5. OBLIGATIONS OF FRANCHISOR

a. Training. Liberty provides for new franchisees a required five (5) day or longer EOT and a required one (1) day Hands on Training (“HOT”) taught by an existing franchisee at their Liberty Tax office. Liberty does not charge for EOT or HOT but you are responsible for all expenses you incur as a result of training, such as travel, lodging and meals.

b. Operations Manual. Liberty will loan you a copy of Liberty’s Operations Manual (“Manual”) to offer guidance in the operation of your Franchised Business.

c. Site Selection. Liberty provides guidance and advice to you regarding the selection of the location of your office(s). You may not sign a lease or locate an office until Liberty approves the location of your office. Liberty’s approval of the location of a site is not a guarantee of success in that location or a warranty or assurance as to any aspect of the office or its location.

d. Advertising and Marketing. Liberty raises fees related to marketing through the advertising fees paid under Liberty’s franchise agreements. Liberty will contribute advertising fees from company offices. Liberty disburses advertising fees to develop, produce, distribute and/or conduct advertising programs, marketing programs, public relations, and marketing research. Liberty spends advertising fees on a national, regional or local basis for television, electronic, radio and print advertising as Liberty determines to be appropriate. Liberty may produce advertising in-house and/or through an advertising agency. Liberty pays all costs of such activities, including a share of corporate overhead related to advertising and marketing, with advertising fees. You may also use your own advertising material provided that Liberty first approves it for compliance.

e. Software. Liberty provides tax return preparation software.

f. Tax and Technical Support. Liberty provides reasonable telephone and/or internet support for your questions regarding federal and state individual income tax return preparation, electronic filing, and the use of software specified by Liberty. However, Liberty will not provide support on any equipment that does not meet Liberty’s then current specifications or issues related to the operating system of a computer.

g. Electronic Filing. Liberty provides the ability to file individual federal and certain individual state tax returns electronically, if such method of filing is reasonably available from the respective taxing authority. You must have a valid Electronic Filing Identification Number (“EFIN”).

h. Financial Products. If reasonably available and feasible (in Liberty’s sole determination), Liberty will offer you the ability to participate in Financial Products. If offered, your participation in Financial Products programs is subject to mutual agreement between you, Liberty and the Financial Products provider.

i. Operational Support. Liberty advises you in the budgeting for and operation of your Franchised Business.

Liberty Franchise Agreement 7-14    2

j. Advanced and Update Training and Conference Calls. Liberty provides and may require your attendance at advanced training for experienced franchisees. Liberty also provides and requires attendance by all franchisees at update training. Liberty may offer advanced and update training at various sites that Liberty selects across the country, or Liberty may offer such training through the internet or electronically. The agenda for advanced training varies, but often will focus on improving business management skills in order to increase profitability. Liberty does not charge for advanced or update training, but you are responsible for all expenses that you incur as a result of attending training, such as travel, lodging and meals. Liberty may also require that you attend a reasonable number of toll free conference calls to learn the latest operational and marketing tips. Such calls may either be attended live or through online replay.

k. Supply Source. Liberty will offer for sale or locate a source for purchasing supplies, forms and equipment that may be necessary to conduct the Franchised Business, as reasonably determined by Liberty.

l. Leasing. Liberty may make arrangements to refer you to a company that offers leasing of furniture, fixtures, signs, equipment, and possibly provides loans for franchise fees and working capital. These leasing or loan programs will be financed and administered by a third party. Liberty cannot guarantee that you will be offered leasing or loans, as the third party company will make individual determinations.

m. Financing through Liberty. Liberty may, in Liberty’s sole discretion, provide financing for a portion of the initial franchise fee or other costs associated with the Franchised Business. The terms of such financing are subject to change. You must be in compliance with this Agreement to qualify for any such financing and may be required to obtain certain certifications including, but not limited to, Affordable Care Act certification. Further, if Liberty provides financing to you, you agree to submit monthly financial information to Liberty including, but not limited to, an income statement, balance sheet, and supporting documents. You agree to provide any requested document at the time and in the format required by Liberty.

n. Group Discounts. Liberty may provide you with the opportunity to participate in group purchasing programs that offer group discounts. The discounts and terms for these opportunities will vary.

o. Area Developers. In those areas where Liberty presently or in the future uses an Area Developer, Liberty reserves the right to delegate some portion of the responsibility for certain duties to the Area Developer including, but not limited to, site selection assistance, limited marketing assistance, and operating assistance. Area Developers do not have any authority to approve advertising or marketing material of any kind.

6. OBLIGATIONS OF FRANCHISEE

a.    Training. You must attend and successfully complete Liberty’s EOT and HOT before you may operate a Liberty office. Liberty may allow or require a general manager to attend on your behalf.

b.    Use of Liberty Marks.

(i) Liberty allows you to use Liberty’s Marks. Liberty allows you to use Liberty’s Marks to hold out your Liberty Tax Service business to the public. You agree to exclusively use Liberty’s Marks as Liberty develops them for this purpose only.

(ii) You must obtain prior advertising approval. You must either use pre-approved advertising templates that Liberty or Liberty’s approved vendors provide, or you must obtain Liberty’s prior written consent before using the Marks in any way and before using any marketing or promotional material, including internet advertising.

(iii) No private website allowed. You may not have a website for your Franchised Business without Liberty’s prior written approval.

(iv) Marketing to National Companies. You must obtain written permission from Liberty before marketing on the premises (building and parking lot) of any national company. National companies include, by way of example, Wal-Mart, K-mart, and Sears.

(v) No use of “Liberty” within a company name. You may not use the word “JTH” “Dona Libertad” “Liberty,” “Libtax”, “Siempre”, “SiempreTax” or the name, or any portion of the name of our Affiliated Companies, as any part of the name of a corporation, LLC or other entity except as may be agreed between you and such company in a separate franchise agreement for that company. However, “Liberty Tax Service” followed by your entity number shall be your “doing business as” name for an entity that owns this Franchise, sometimes also called your “assumed name,” “trading as” name, or “fictitious name.”

(vi) No confusingly similar marks. You agree not to use any marks which could be confused with Liberty’s Marks.

(vii) Liberty may update or change Liberty’s Marks. Liberty may replace, modify or add to the Marks. If Liberty replaces, modifies or creates additional marks, you agree to update or replace your signs, supplies, etc., to reflect the new marks in the time frame Liberty provides and at your own expense. Liberty will not change exterior signage requirements more than once every four (4) years unless legally required.

c.    Signs. You must display an exterior lighted sign at each of your offices. Liberty must approve all signs before you order or display them.

d.    Starting Date. In a territory that did not have an existing company, franchisee or other Liberty tax preparation office in the most recent Tax Season (“Undeveloped Territory”), you agree to begin operation and be open for business no later than January 8 following the Effective Date of this Agreement and agree to be open for business no later than January 2 for each year thereafter. For a Developed Territory, you agree to begin operations and be open for business no later than January 2 following the Effective Date of this Agreement and for every year thereafter.

e.    Operating Hours. You agree to exercise your best efforts to promote the Franchised Business and agree, at a minimum, to be open for business during the hours specified in the Operations Manual.

f.    Target Volume. You must use your best efforts to promote the Franchised Business. Beginning in your fifth (5th) Tax Season and continuing in each Tax Season thereafter, you must prepare at least 1000 federal income tax returns in your Territory (“Target Volume”).

g.    Software. You must use the software that Liberty provides. You may not use, install or allow to be installed any other federal or state personal income tax return preparation or electronic filing software on any computers used in the Franchised Business, without Liberty’s prior written consent.

h.    Telephone Number and Email Account. You must obtain and maintain a Liberty Tax Service telephone number to be used solely to transact the Franchised Business. You may purchase a white and yellow page listing through our approved vendor and may be required to purchase a yellow page advertisement and/or contribute to a group listing or advertisement per Liberty’s recommendations. You also must provide and maintain an email account sufficient for communications between you and Liberty.

i.Equipment. You must obtain and use a computer system that meets Liberty’s current specifications and any modifications to these specifications. All work stations must be purchased from Liberty’s approved vendor including, but not limited to, tax return preparation and processing computers. Liberty may update the specifications. When the specifications are updated, you must update or upgrade the computer system, at your sole cost. Specifications will not be updated during a Tax Season except upon an emergency, as reasonably determined by Liberty.

j.    Insurance. During the term of this Agreement, you must procure and maintain an insurance policy or policies with at least the following coverage or such other coverage as may be specified in the Operations Manual: (i) comprehensive general liability of $1 million per office and (ii) worker’s compensation as required by your state law. You must name Liberty as an additional insured on these policies.

k.    Electronic Filing. If Liberty provides or recommends a source for electronically filing tax returns, you are required to offer electronic filing and to use this source exclusively for all electronic filing.

l.    Financial Products. In the event that Liberty negotiates an agreement with a third party Provider to allow you to offer Financial Products, you are required to exclusively use such Providers as Liberty designates and to offer Financial Products to your customers.

m.    Operations Manual. You acknowledge the importance of consistency of quality, service and operation among all Liberty Tax franchised offices and, therefore, agree to operate the Franchised Business in conformity with all standards to be maintained, techniques and operating procedures that Liberty may prescribe in Liberty’s manuals or otherwise in writing, and to refrain from deviating therefrom without Liberty’s prior written consent. Liberty will loan you a copy of the Manual and provide you with other relevant manuals. Liberty may modify the Manual or any other manual, in order to adjust for competitive changes, technological advancements, legal requirements and attempts to improve in the marketplace. You agree to operate the Franchised Business according to the manuals and any modifications including, but not limited to, the Manual, as may be updated or supplemented by memoranda, bulletin, email or other similar mechanism that together with the Manual, contain the mandatory and suggested procedures and specifications that are prescribed for the Franchised Business.

n.    Participation. You agree that the services of the Franchised Business will be provided under your direct supervision and control and/or under the direct supervision and control of a full-time general manager who has been approved by, and not later disapproved by Liberty. Liberty will not approve a general manager prior to their successful completion of EOT.

o.    Return Check. You must prepare each income tax return accurately and in accordance with federal, state and local laws. You must check each return thoroughly.

p.    Tax School. If you complete EOT before September 1 of the year of the Effective Date of this Agreement, and during every year after your first Tax Season regardless of EOT, you must conduct an intensive 6 to 10 week tax course in the period of September through December in accordance with the specifications in the Manual. Additionally, you must conduct a one-week tax course during every January, including the January of your first (1st) Tax Season, in accordance with the specifications in the Manual.

q.    Employee Training. You shall conduct and require each of your employees to attend an employee policy and procedure training course as specified by Liberty. You are solely responsible for hiring, firing, compensating, paying applicable payroll taxes and day to day supervision and control over your employees.

r. Customer Service. You shall employ and train sufficient personnel to accommodate all customers without undue delay. You shall provide all services and abide by all customer service policies described in the Manual, including, but not limited to, the money back guarantee. You must operate in a manner that protects Liberty’s goodwill, reputation and Marks.

s.    Office Condition. You shall maintain offices that are neat and professional in appearance. Further, you may not offer products or services through your Liberty offices other than the franchise services authorized here (i.e., tax preparation, electronic filing, and Financial Products, all processed and reported through Liberty’s systems) without Liberty’s prior written approval.

t.    Supplies and Furniture. You agree that in order to establish a standard and consistent delivery of Liberty Tax services, certain items must be used in the operation of the Franchised Business. You must use the items required in the Manual (e.g. client envelopes and folders, interview worksheets, interior signs sets). You are responsible for the cost of all items needed to conduct the Franchised Business including, but not limited to, supplies, furniture, equipment, leasing and real estate costs.

u.    Laws and Regulations. You agree to comply with all federal, state and local laws, regulations, ordinances and the like. You will abide by all legal requirements and be solely responsible for securing any necessary permits, certificates, licenses and consents to operate your business.

v. Audits. If the IRS or any governmental agency audits or investigates your Liberty Tax operations, or otherwise requires that you provide documents to the IRS related to the Franchised Business, you agree to notify Liberty promptly upon receiving notice of the audit, investigation or request for documents. You agree to promptly provide Liberty with the findings of any audit or investigation.

w. EFIN. You must obtain by January 2 of your first Tax Season and maintain throughout the entire term of this Agreement, an EFIN from the IRS. You agree to comply with all of the requirements of IRS Publication 3112 or any applicable successor publication relevant to EFINs. You hereby authorize the IRS and any state tax authority to disclose to Liberty the reasons for any EFIN denial or suspension and to provide Liberty with copies of all EFIN application materials, suspension and denial notices.

x.    Site Selection and Leases.    As described in Section 5(c), Liberty provides guidance to you regarding the selection of the location of your office and all office locations must be approved by Liberty prior to your execution of a lease for that site. You are required to attempt to ensure that any lease entered into for an approved location contains a provision that the lessor consents to an assignment of the lease to Liberty with the right to sublease at Liberty’s option. You agree to provide Liberty with a copy of the lease for each approved location within seven (7) days of execution.

7. REPORTS AND REVIEW

a.    Gross Receipt Report. You must send Liberty a Gross Receipt report in the manner and form and at the times Liberty specifies. Presently, you must report your Gross Receipts on the fifth (5th) of the month for Gross Receipts received during the prior month.

b.    Profit and Loss. By May 30 of each year, you must send Liberty an unaudited profit and loss statement of the Franchised Business, in the manner and form Liberty specifies, for the twelve (12) month period ending April 30.

c.    Review. You agree to permit Liberty and/or Liberty’s agents the right to enter your Liberty Tax offices during normal business hours, without prior notice, and inspect your operations and inspect and copy all of your paper and electronic business records related to the Franchised Business and any other operations taking place at your Franchised Business. This includes, but is not limited to, the right to inspect and copy all tax returns and bank statements that may be indicative of revenues from the Franchised Business. Liberty also has the right to require that you implement a plan to resolve issues that Liberty discovers. You agree to comply with any such plan imposed.

d.    Mail Reviews. If Liberty requests a copy of your customer receipts (paper and/or electronic) or any other business records, including, but not limited to customer taxpayer records related to the Franchised Business, you must send Liberty these records at your expense within five (5) days of receiving Liberty’s request.

e.    Electronic Review. Liberty may cause programs to run on your computer systems that may send information to Liberty. Liberty agrees that the use of such programs will not unreasonably interfere with your operation of the Franchised Business and you agree to allow such programs to run without interference by you. You hereby grant Liberty the right to access the computer systems in your office and authorize Liberty to obtain any and all information related to the Franchised Business. You acknowledge that Liberty will use information obtained from your computer system to make business decisions.

f.    Costs of Review. Depending on the circumstances, you may be responsible for the costs of a review as more fully set forth in Section 4(p).

g. Background Information. During the term of this Agreement, you authorize Liberty to obtain background information related to your employment, credit and financial history, as well as your criminal and driving records.

8. TERMINATION

a.    Nonrenewal. You may terminate this Agreement by not renewing; that is by not notifying Liberty in writing of your desire to renew at least one hundred eighty (180) days prior to the expiration of this Agreement. If you terminate pursuant to this Section, you must still comply with all of the post-termination provisions of this Agreement.

b.    Termination Without Notice and Opportunity to Cure. Liberty may terminate this Agreement without notice and the opportunity to cure for any of the following reasons:

(i)    If you become insolvent, are unable to pay debts as they come due or take any steps to seek protection from creditors, or if a receiver (permanent or temporary) is appointed by a creditor or a court of competent authority, or if you make a general assignment for the benefit of creditors;

(ii)    If a final judgment of record against you or your Franchised Business remains unsatisfied for thirty (30) days or longer;

(iii)    If we determine that you, or someone acting under your supervision and control, has committed a material violation of any law, ordinance, rule or regulation of a governmental agency or department reasonably associated with the operation of the Franchised Business;

(iv)    If you abandon the Franchised Business or discontinue the active operation of the Franchised Business for three (3) business days during any Tax Season or seven (7) business days otherwise, except where active operation was not reasonably possible;

(v)    If you fail to open for business in the Territory by January 2 or January 8 of any year, as specified pursuant to Section 6(d);

(vi)    If you operate any offices or advertise outside the Territory without Liberty’s permission;

(vii)    If you fail to meet the Target Volume specified in Section 6(f) above in the Territory during your fifth Tax Season or in any Tax Season thereafter;

(viii)    If you fail to use the software, electronic filing services or Financial Products Liberty provides or recommends;

(ix)    If you do not obtain an EFIN from the IRS for each office in the Territory by January 2 of your first Tax Season or if any such EFINs are suspended for any reason at any time thereafter;

(x)    If you include a materially false representation or omission of fact in your Confidential Franchise Application to Liberty or if you under-report Gross Receipts, falsify financial data, make a false submission with regard to any required reports or otherwise commit an act of fraud with respect to your acquisition or operation of the Franchised Business or your rights or obligations under this Agreement;

(xi)    If you commit three (3) or more breaches of this Agreement, the Operations Manual, or any other agreement (including promissory notes) with Liberty, in any twelve (12) month period regardless of whether such breaches were cured after notice; or

(xii)    If you fail to timely execute all documents necessary for renewal.

c.    Termination with Notice and Opportunity to Cure. No fewer than seven (7) days after Liberty has sent you notice of your opportunity to cure, Liberty may terminate this Agreement if:

(i)	You violate any term or condition of this Agreement, the Operations Manual, or any other agreement with Liberty or Liberty’s Affiliated Companies;

(ii)	Any amount owing to Liberty or Liberty’s Affiliated Companies, whether related to the Territory or not, is more than thirty (30) days past due;

(iii)	You fail to comply with IRS standards applicable to e-file providers as stated in IRS Publication 1345 or another or successor IRS publication applicable to e-file providers; or

(iv)	You are more than sixty (60) days in default of any loan, lease or sublease agreement with a third party, affecting the Franchised Business.

9. POST-TERMINATION OBLIGATIONS

Upon expiration, termination, transfer or nonrenewal of this Agreement for any reason by any party, including a sale of the Franchised Business, you must immediately:

a.
Sell to Liberty (if Liberty elects pursuant to Section 11) any or all equipment, signs, trade fixtures, and furnishings used in the Franchised Business, or if Liberty does not so elect, remove all Marks or other distinguishing indicia from all of your offices and other premises; and

b.
Stop identifying yourself as a Liberty Tax franchisee, never hold out as a former Liberty Tax franchisee and forever cease the use of any of the Marks or any other marks that may be confused with the Marks; and

c.	Stop using all literature and forms received from Liberty and other items bearing the Marks; and

d.	Pay to Liberty all amounts owing to Liberty, whether related to the Territory or not; and

e.	Transfer to Liberty all telephone numbers, listings and advertisements used in relation to the Franchised Business and deliver to Liberty copies of such documents of transfer; and

f.	Assign to Liberty (if Liberty elects), and upon lessor’s consent, any interest that you have in any lease, sublease or any other agreement related to the Franchised Business; and

g.
Deliver to Liberty any original and all copies, including electronic copies and media, of lists and other sources of information containing the names, addresses, e-mail addresses, or phone numbers of customers of the Franchised Business; and

h.	Deliver to Liberty any original and all copies, including electronic copies and media, containing customer tax returns, files, and records; and

i.	Deliver to Liberty the copy of the Manual and any updates which Liberty loaned to you; and

j.	Cancel all fictitious name listings which you have filed that utilize any of the Marks; and

k.	Adhere to all applicable provisions contained herein including, but not limited to, the post-term covenants not to compete and not to solicit.

10. ADDITIONAL IN-TERM AND POST-TERM COVENANTS

a.    In-Term Covenant Not to Compete. During the term of this Agreement, you agree not to directly or indirectly, for a fee or charge, in the United States or Canada, prepare or electronically file income tax returns, or offer Financial Products, except in your capacity as a Liberty Tax Service franchisee using the Liberty Tax Service system to offer such products and services.

b.    Post-Term Covenant Not to Compete. For a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you agree not to directly or indirectly, for a fee or charge, prepare or electronically file income tax returns, or offer Financial Products, within the Territory or within twenty-five (25) miles of the boundaries of the Territory.

c.    Liquidated Monetary Damages. If you fail to comply with either of the above covenants not to compete, you agree to pay Liberty, as partial liquidated monetary damages, royalties and advertising fees as set forth in Section 4 of this Agreement against the greater of: (1) the total Gross Receipts during your last fiscal year (May 1- April 30) of operation for each Territory in which you are in breach; or (2) the total revenue you received in breach of a covenant not to compete. The greater of these two dollar figures shall be multiplied by two (2) to give consideration to lost, repeat, and referral business to Liberty. You acknowledge that any breach of the covenants not to compete causes damage to the integrity of Liberty’s franchised system, loss of franchisee and customer goodwill and irreparable harm. You specifically acknowledge that the full measure of these damages is greater than that specified herein.

d. Covenant Not to Solicit. For a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you agree that you will not, within the Territory or within twenty-five (25) miles of the boundaries of the Territory, directly or indirectly solicit any person or entity served by any of your prior Liberty offices within the last twelve (12) months that were a Liberty franchisee, for the purpose of offering such person or entity, for a fee or charge, income tax preparation, electronic filing of tax returns, or Financial Products. You further agree for a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, not to employ or solicit for employment without Liberty’s prior written consent any of Liberty’s employees or those of any other of Liberty’s franchisees, or induce any such employee to leave his or her employ.

e. Covenant Not to Lease. You agree that during the term of this Agreement, you will not lease, sub-lease, assign or guaranty a lease in the Territory to or for a person or entity who will offer income tax preparation at such an office. You also agree that upon the termination or expiration of this Agreement, if Liberty or a duly authorized Liberty franchisee desires to use any of your former Liberty office locations in the Territory, you will use reasonable good faith efforts to help Liberty secure possession of the office locations through a lease assignment or otherwise. Otherwise, you agree to use reasonable, good faith efforts to ensure that, for a twenty-four (24) month period after non-renewal or termination of this Agreement, no person or entity will offer income tax preparation at the properties where your former Liberty offices were located. Good faith efforts include a duty not to sub-lease or assign the leases of your office location to a person or entity who will offer income tax preparation at such office locations.

f. No Harmful Acts. You agree not to disparage Liberty or its current and former employees or directors. During the term of this Agreement, you also agree not to do any act that is, in Liberty’s determination, harmful, prejudicial or injurious to Liberty.

g.    Section 10 Conditions Required for Grant of Franchise. You hereby acknowledge that the qualifications to be a Liberty franchisee are special, unique and extraordinary, and that Liberty would not enter into this Agreement without the inclusion of the conditions set forth in Section 10.

h. Waivers. You acknowledge and agree that the provisions of Section 10 are reasonable, valid and not contrary to the public interest. You waive all defenses to the strict enforcement of Section 10. You further agree that Liberty is entitled to a temporary restraining order, preliminary and/or permanent injunction for any breach of duties under any of the non-monetary obligations of Sections 9 and 10. You hereby waive any requirement that Liberty post a bond related to any temporary restraining order or injunctions requested as a result of an alleged violation of Sections 9 and 10.

i.    Survival. The covenants contained in Section 10 shall survive any termination or expiration of this Agreement.

j. Severability. If any covenant or provision within Section 10 is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. Further, these obligations are considered independent of any other provision in this Agreement, and the existence of any claim or cause of action by either party to this Agreement against the other, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

11. OPTION TO PURCHASE ASSETS

Upon termination or expiration of this Agreement, you hereby grant Liberty or its assignee the option to purchase from you some or all of the assets (including, but not limited to, supplies, equipment, signs, furnishings and fixtures) of the Franchised Business. Liberty may exercise this option by transmitting notice to you within thirty (30) days from the effective date of expiration or termination. If Liberty elects to exercise this option, the purchase price for the assets of the Franchised Business, will be the “adjusted book value” as described below. Liberty will have the right to set off and reduce the purchase price by any and all amounts owed by you to Liberty or any of Liberty’s affiliates. The “adjusted book value” is the book value of the assets of the Franchised Business as listed on the balance sheet in the financial statements of the Franchised Business as of the date of the termination or expiration. There shall be no allocation for goodwill or any similar adjustment in the adjusted book value.

12. CONFIDENTIAL INFORMATION

a.    Disclosure.    Liberty possesses confidential information including, but not limited to, methods of operation, service and other methods, techniques, formats, specifications, procedures, information, systems, knowledge of and experience in operating and franchising offices, customer information and marketing information (“Confidential Information”). Liberty may disclose some or all of the Confidential Information to you and your representatives while you operate the Franchised Business. During the term of this Agreement and following the expiration or termination of this Agreement, you covenant not to directly or indirectly communicate, divulge, or use any Confidential Information for your personal benefit or the benefit of any other person or legal entity except as specifically provided by the terms of this Agreement or permitted by Liberty in writing prior to disclosure. Upon the transfer, expiration, termination or nonrenewal of this Agreement, you agree that you will never use or disclose, and will not permit any of your representatives to use or disclose, Liberty’s Confidential Information in any manner whatsoever, including, without limitation, in the design, development or operation of any business substantially similar to the Franchised Business. This provision shall not apply to information that: (i) at the time of disclosure is readily available to the public; (ii) after disclosure becomes readily available to the trade or public other than through breach of this Agreement; (iii) is subsequently lawfully and in good faith obtained by you from an independent third party without breach of this Agreement; (iv) was in your possession prior to the date of our disclosure to you; or (v) is disclosed to others in accordance with the terms of a prior written authorization between you and Liberty. The protections granted in this Section shall be in addition to all other protections for Confidential Information provided by law or equity.

b.    Interest. You will acquire no interest in Liberty’s Confidential Information, but are provided the right to use Confidential Information disclosed to you for the purposes of developing and operating the Franchised Business pursuant to this Agreement. You acknowledge that it would be an unfair method of competition to use or duplicate any Confidential Information other than in connection with the operation of the Franchised Business. No part of the Liberty Tax franchise system nor any document or exhibit forming any part thereof shall be distributed, utilized or reproduced in any form or by any means, without Liberty’s prior written consent.

c.    Use.    You agree that you will: (i) refrain from using Confidential Information for any purpose other than the operation of the Franchised Business pursuant to this Agreement; (ii) maintain absolute confidentiality of Confidential Information during and after the term of this Agreement; (iii) not make unauthorized copies of any portion of Confidential Information; and (iv) adopt and implement all reasonable procedures, including, but not limited to, those required by Liberty, to prevent unauthorized use of or disclosure of Confidential Information, including, but not limited to, restrictions on disclosure to your employees and the use of nondisclosure and non-competition clauses in employment agreements with employees that have access to Confidential Information.

13. INDEPENDENT CONTRACTOR

You and Liberty are independent contractors to each other. Neither you nor Liberty are an agent, fiduciary, partner, employee, or a participant in a joint venture and neither you nor Liberty have the authority to hold out as such to third parties. You do not have any authority to bind or obligate Liberty. Liberty is not and will not be liable for any act, omission, debt, or other obligation of yours.

You are responsible for all claims, demands, losses, damages and/or contractual liability to third parties which may arise at any time related to your operation of the Franchised Business. You agree to defend, indemnify and hold Liberty and its employees harmless from all claims, demands, losses, damages, and/or contractual liability to third parties.

14. DEATH OR INCAPACITY

a.    Assistance and Reimbursement. In the event of the death or incapacity of Franchisee, Liberty is entitled, but not required, to render assistance to maintain smooth and continued operation of the Franchised Business. Liberty shall be entitled to reimbursement from Franchisee or Franchisee's estate for reasonable expenditures incurred.

b. Time Requirements. Pursuant to this Section, death or incapacity shall not be grounds for termination of this Agreement unless:

i)
Franchisee or his/her legal representative fails for a period of one hundred eighty (180) days after such death or incapacity to commence action to assign this Agreement according to controlling state law regarding the affairs of a deceased or incapacitated person and the terms of this Agreement; or

ii)	Such assignment is not completed within one (1) year after death or incapacity.

c. Termination. Liberty shall have the right to terminate this Agreement if one of the conditions listed in 14(b) are not satisfied within the time frame provided. Nothing in this Section shall be construed to limit the provisions of Section 8 regarding termination. Further, the terms and conditions of Section 15 apply to a transfer upon death or incapacity.

15. ASSIGNABILITY AND FIRST RIGHT OF REFUSAL

a.    Assignability Generally. Liberty may assign this Agreement to an assignee who agrees to remain bound by its terms. Liberty does not permit a sub-license of the Franchise. Your interest under this Agreement or your ownership in the Franchise may be transferred or assigned only if you comply with the provisions in this Section. No interest may be transferred unless you are in full compliance with this Agreement and current in all monies owed to Liberty. Pursuant to Liberty’s request, any transfer of an ownership interest in this Agreement must be joined by all signatories to this Agreement, except in the case of death or legal disability.

b. First Right of Refusal. If you have received and desire to accept a signed, bona fide offer to purchase or otherwise transfer the Franchise or any interest in the Franchise, Liberty shall have the option ("Right of First Refusal") to purchase the Franchise or interest. You shall offer the Right of First Refusal by providing written notice to Liberty and including a copy of the signed offer to purchase that you received (collectively “Notice”). Liberty shall have the right to purchase the Franchise or interest in the Franchise for the price and upon the terms set out in the Notice; however, Liberty may substitute cash for any non-cash form of payment proposed and Liberty shall have sixty (60) days after the exercise of Liberty’s Right of First Refusal to close the purchase. Liberty will notify you in writing within fifteen (15) days of receipt of the Notice if it plans to exercise the Right of First Refusal. Upon the transmission of notice by Liberty that it plans to exercise the Right of First Refusal, there shall immediately arise between Liberty and Franchisee, or its owners, a binding contract of purchase and sale at the price and terms contained in the Notice previously provided by you.

c. Transfer to Controlled Entity. A transfer to a "Controlled Entity" shall not trigger the Right of First Refusal. A "Controlled Entity" is an entity in which Franchisee is the beneficial owner of 100% of each class of voting ownership interest. At the time of the desired transfer of interest to a Controlled Entity, you must notify Liberty in writing of the name of the Controlled Entity and the name and address of each officer, director, shareholder, member, partner, or similar person and their respective ownership interest. Each such person of the Controlled Entity shall sign the amendment and release forms and/or franchise agreement as required by Liberty at the time of transfer. Currently, Liberty does not charge a transfer fee for this type of transaction. Upon transfer, a new EFIN must be obtained pursuant to Section 6(w) herein.

d. Transfer of Interest Within Franchisee. A transfer of interest within a Franchisee that is an entity shall not trigger the Right of First Refusal provided that only the percentage ownership is changing and not the identity of the owners. At the time of the desired transfer of interest within an entity, you must notify Liberty in writing of the name and address of each officer, director, shareholder, member, partner or similar person and their respective ownership interest prior to and following the proposed transfer. Each such person of the Controlled Entity shall sign the amendment and release forms and/or franchise agreement as required by Liberty at the time of transfer. Further, if the transfer of interest results in a majority ownership change, you must pay to Liberty the transfer fee required at the time of transfer.

e. Right of First Refusal Not Exercised By Liberty. If Liberty does not exercise the Right of First Refusal, you may transfer the Franchise or ownership interest therein according to the terms set forth in the Notice, provided that you satisfy the conditions of Sections 15(f) below and complete the sale within ninety (90) days from the date that Liberty received Notice from you. If you do not conclude the proposed sale transaction within this ninety (90) day period, Liberty’s Right of First Refusal shall continue in full force and effect.

f. Additional Requirements and Restrictions Regarding Transfers.

i)	The proposed transferee(s) must complete Liberty’s franchise application and pass Liberty’s application screening in place at the time of transfer;

ii)
The proposed transferee(s) must sign the Liberty amendment forms and/or the then current franchise agreement and must personally assume and be bound by all of the terms, covenants and conditions therein;

iii)	The proposed transferee(s) must attend and successfully complete EOT and HOT;

iv)	You shall sign the transfer and release forms required by Liberty at the time of transfer and pay the transfer fee described in Section 4(i) of this Agreement; and

v)
Except as to approved transfers within the Liberty system as described in this Section, you may not give, transfer or sell all or substantially all of the assets of your Franchised Business during the term of this Agreement, or for a two (2) year period after its expiration or termination, to a person or entity who might be reasonably expected to use any such assets to offer income tax preparation in the Territory or within ten (10) miles of the boundaries of the Territory.

g.    Writing Required. No amendment, change, or modification of this Agreement and no waiver of any right under this Agreement will be effective unless in a written document that is signed by an authorized representative of Liberty.

16. NON-WAIVER OF BREACH

The failure of either party hereto to enforce any of the terms or conditions of this Agreement shall not be deemed a waiver of such terms or conditions or of either party's rights thereafter to enforce each and every term and condition of this Agreement.

17. GOVERNING LAW

a.    Virginia Law. This Agreement is effective upon its acceptance in Virginia by Liberty’s authorized officer. Virginia law governs all claims that in any way relate to or arise out of this Agreement or any of the dealings of the parties hereto. However, the Virginia Retail Franchising Act does not apply to any claims by or on your behalf if the Territory shown on Schedule A is outside of Virginia.

b.    Jurisdiction and Venue. In any suit brought by Liberty that in any way relates to or arises out of this Agreement or any of the dealings of the parties hereto, you consent to venue and personal jurisdiction in the state and federal court of the city or county of Liberty’s National Office (presently Virginia Beach, Virginia state courts and the United States District Court in Norfolk, Virginia). In any suit brought against Liberty, including Liberty’s present or former employees or agents, that in any way relates to or arises out of this Agreement or any of the dealings of the parties hereto, venue shall be proper only in the federal court district and division located nearest Liberty’s National Office (presently the U.S. District Court in Norfolk, Virginia), or if neither federal subject matter nor diversity jurisdiction exists, in the city or county state court where Liberty’s National Office is located (presently the City of Virginia Beach, Virginia).

c.    Jury Waiver. In any trial between any of the parties hereto, including present or former employees or agents of Liberty, that in any way relates to or arises out of this Agreement or any of the dealings of the parties hereto, you and Liberty agree to waive the rights to a jury trial and instead have such action tried by a judge.

d.    Class Action Waiver. You agree that any claim you may have against Liberty, including Liberty’s past or present employees or agents, shall be brought individually and you shall not join such claim with claims of any other person or entity or bring, join or participate in a class action against Liberty.

e.    No Punitive Damages. In any lawsuit, dispute or claim between or against any of the parties hereto, including present or former agents or employees of Liberty’s, that in any way relates to or arises out of this Agreement or any of the dealings of the parties hereto, you and Liberty agree to waive the rights, if any, to seek or recover punitive damages.

f. Area Developers. If your Territory is or becomes located in an Area Developer area, you agree not to bring any claim, including a lawsuit, against the Area Developer, or its owners, employees or independent contractors, except as to a claim unrelated to the Liberty franchise, such as an automobile accident. Area Developers are a third party beneficiary of this clause. Further, you agree that if you breach this clause, you will pay to Liberty and/or the Area Developer all attorney fees and other costs that Liberty and the Area Developer incur to defend the Area Developer in such an action, regardless of who prevails.

g. Survival. Any provisions of this Agreement that by their nature extend beyond the expiration or termination of this Agreement, shall survive termination or expiration of this Agreement and be fully binding and enforceable as though termination or expiration had not occurred.

18. MODIFICATION

No modifications to this Agreement will have any effect unless such modification is in writing and signed by you and by Liberty’s authorized officer. However, Liberty may modify the provisions of the Operations Manual without your consent.

19. RELEASE OF PRIOR CLAIMS

By executing this Agreement, the undersigned entity, if any, and individuals, on behalf of yourselves and your heirs, legal representatives, successors and assigns, and each assignee of this Agreement, hereby forever release and discharge Liberty, its past and present employees, agents, area developers, officers and directors, including Liberty's parent, subsidiary and affiliated corporations, their respective past and present employees, agents, officers and directors, from any and all claims relating to or arising out of any franchise agreement between the parties executed prior to the date of this Agreement, and all other claims relating to any dealings between any of the parties. However, this release does not apply to Liberty’s renewal obligations the same or similar to those in Section 2(b) above, as contained in any prior or other franchise agreement.

20. NOTICES

You shall give any notice or request hereunder by mail or courier, postage fully prepaid, delivered personally to Liberty’s CEO at Liberty’s National Office, presently 1716 Corporate Landing Parkway, Virginia Beach, Virginia, 23454, Telephone: (757) 493-8855. Liberty may also give any such notice to you in the same manner at the address indicated below the Franchisee’s signature on this Agreement, or such other more current address as Liberty may have for you. Liberty may also give notice to you by e-mail.

21. FULL UNDERSTANDING

This Agreement is the entire agreement between you and Liberty. This Agreement supersedes all other prior oral and written agreements and understandings between you and Liberty with respect to the subject matter herein. Nothing in this or in any related agreement, however, is intended to disclaim the representations Liberty made in the Franchise Disclosure Document Liberty furnished to you.

22. ACKNOWLEDGMENTS

You acknowledge that you have read Liberty’s franchise disclosure document and this Agreement and that you are familiar with their contents. You acknowledge that you have independently investigated the business offered hereunder and base your decision to purchase solely on such investigation. Except as may be stated in Item 19 of Liberty’s Franchise Disclosure Document, you acknowledge that no person is authorized to make and no person has made any representations to you as to the actual, projected or potential sales, volumes, revenues, profits or success of any Liberty Tax franchise. You further acknowledge and agree that you are not a third party beneficiary to any agreement between Liberty and any other franchisee.

23. SEVERABILITY

If any covenant or provision within this Agreement is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not effect or impair the validity of any other covenant or provision of this Agreement and no covenant or provision of this Agreement shall be deemed to be dependent upon any other unless specifically expressed herein.

24. COUNTERPARTS AND ELECTRONIC SIGNATURE

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (e.g. “pdf”) format shall be effective as delivery of a manually executed counterpart of this Franchise Agreement. The words “execution,” “signed,” “signature,” and words of similar import in the Franchise Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state or federal laws.

25. HEADINGS

The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to have any legal effect or meaning.

Liberty Franchise Agreement 7-14    3

26. GUARANTY

The Franchisee named at the top of the following page agrees to abide by the terms of this Agreement. The signature of an individual or individuals constitutes their personal agreement to such terms. The signature of an individual or individuals on behalf of an entity constitutes the entity’s agreement to such terms.

In addition, the Franchisee signatures of all individuals on this Agreement, in any capacity, also constitute their personal joint and several agreement to perform all the obligations in and relating to this Agreement, including, but not limited to, the obligations stated in Section 17 above concerning governing law, including but not limited to, the application of Virginia law, the jurisdiction and venue clause, the jury waiver, the class action waiver, and the limitation to compensatory damages only, the obligation to make payments specified herein, pay any other promissory notes and other debts due to Liberty, and pay for products later ordered from Liberty. All Signators waive any right to presentment, demand or notice of non-performance and the right to require Liberty to proceed against the other Signators.

Liberty Franchise Agreement 7-14    4

Franchisee:__________________________________________    Entity Number:______________

SIGNATORS:

By:                                By:
(Signature)                            (Signature)

(Printed Name)                        (Printed Name)

Title:                                Title:

Address:                            Address:

Ownership Percentage:_____%             Ownership Percentage:_____%

By:                                By:
(Signature)                        (Signature)

(Printed Name)                        (Printed Name)

Title:                                Title:

Address:                            Address:

Ownership Percentage:_____%            Ownership Percentage:_____%

                    JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:__________________________

Printed Name: _________________

Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14    5

SCHEDULE "A" TO THE FRANCHISE AGREEMENT

Territory

The Franchise Territory* is as follows:

*Note:
When a Territory description includes a road, avenue, street, parkway, highway, route or similar roadway, the Territory includes the U.S. Postal addresses assigned to either side of the roadway. When a Territory description excludes a road, avenue, street, parkway, highway, route or similar roadway, the Territory excludes the U.S. Postal addresses assigned to either side of such roadway. If a map of the Territory is attached, the map approximates the Territory, but the above legal description controls as to the Territory's precise boundaries.

A-1
Liberty Franchise Agreement 7-14

SCHEDULE “B-1” TO THE FRANCHISE AGREEMENT

Special Stipulation- Grandfathered Client Exclusion     Entity:_________

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the following Special Stipulation shall control:

You elect to pay Liberty a one-time fee of $5.00 per tax preparation client currently served by your tax preparation practice and thereby exclude from Gross Receipts the income received from such clients for tax preparation only. You shall furnish to Liberty at the time of the closing of this transaction a list in a form satisfactory to Liberty of the names and social security numbers of these pre-existing clients.

These grandfathered clients will be counted for purposes of determining Target Volume.

It is further understood that the In-Term and Post-Term Covenants Not to Compete found in Sections 10(a) and 10(b) of this Agreement shall not apply to tax preparation work for clients covered by this stipulation.

This Special Stipulation, the accompanying one-time fee and list of pre-existing clients, as referenced above, must be fully and completely provided at the time of the closing of this transaction and will not be accepted thereafter.

This Special Stipulation may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

Except to the extent modified above, the terms of the Franchise Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14

SCHEDULE “B-2” TO THE FRANCHISE AGREEMENT

Special Stipulation- Multiple Territories        Entity:_________

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the Special Stipulation shall control:

1. Opening Schedule.     You are acquiring multiple Territories from Liberty and you and we have agreed that you shall open tax preparation offices in these Territories pursuant to the following schedule:

Number of Territories in Which
Calendar Year Tax Season         to Initially Open an Office
2015
2016
2017

You agree that for Liberty’s consideration in allowing the schedule set forth above, Liberty may keep as non-refundable any and all security deposits and franchise fees you may have paid to Liberty at any time. If you and Liberty do not subsequently agree which territories will open in each of the years specified above, and you subsequently are in breach of this Agreement or another franchise agreement as to duties related to the set up and opening of the territory or territories in question, Liberty may issue a notice to cure and/or terminate any of the territory(ies) up to the amount of territories that were to open that year. For example, if you are to open one (1) territory in a given year out of three (3) territories that you purchase, and you and Liberty do not subsequently agree as to which of the three (3) territories shall open in that year, and you fail to open any office in a timely fashion for that year, Liberty may terminate any one (1) of your franchise agreements of Liberty’s choosing. If you and Liberty subsequently agree which territories will open in a given year, and you breach your duties to set up and open that or those territory(ies), Liberty may serve a notice to cure and/or terminate your franchise agreement as to the unopened territory(ies) only. Liberty may allow changes to this opening schedule, but is under no duty to do so. Liberty requires a change fee of $3,500 per change. If any of your territory(ies) are terminated or otherwise sold during the years listed above under Calendar Year Tax Season, that decrease in the number of territories shall reduce your obligation to open an office by the last Calendar Year Tax Season listed unless otherwise approved by Liberty.

2. Royalties and Advertising Fees. You shall pay royalties and advertising fees according to the schedule in the applicable Franchise Agreement. However, the age of each of your territories will be deemed to commence from the first (1st) Tax Season during which you have agreed to initially open an office in that territory pursuant to this Stipulation (unless you open an office sooner, then that date will control). For example, for a Territory in which you are to first open an office for the second (2nd) Tax Season following the Effective Date of this Agreement, such Tax Season will be deemed the first year of that Territory for purposes of royalties and advertising fees. This provision shall not apply to purchases of developed/active/operating territories.

B-2
Liberty Franchise Agreement 7-14

3. Target Volume. The age of each of your territories for the purposes of achieving the required Target Volume set forth in the related franchise agreement shall be calculated in the same manner as set forth in Section 2 of this Stipulation.

4. Counterparts. This Special Stipulation may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

Except to the extent modified above, the terms of the Franchise Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14

SCHEDULE “B-3” TO THE FRANCHISE AGREEMENT

Special Stipulation – Rent to Own        Entity: _____

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the following Special Stipulation shall control:

1.
You agree to operate the territory (“Rental Territory”) described below for the tax season January 2, 2015 - April 15, 2015 (“2015 Calendar Year Tax Season”). This Rental Territory shall be deemed part of your existing franchise agreement and not a new franchise. If you own multiple territories, Liberty will deem and select which franchise agreement this Special Stipulation will relate to unless it is clearly specified otherwise. Except as modified by this Special Stipulation, the rights, duties and obligations in your existing franchise agreement relates shall control as to the Rental Territory. You specifically agree that Section 10 of your Franchise Agreement will apply to the Rental Territory, regardless of whether you purchase the Rental Territory.

Rental Territory: ____________________________________

2.	You shall be obligated to pay all royalties and other amounts due and payable to Liberty with respect to the Rental Territory and the 2015 Calendar Year Tax Season as provided below:

a.    You must pay a royalty of 14% of Gross Receipts per Territory for the period ending April 30th following the Effective Date of this Franchise Agreement (“Year One”).

b. You must pay an advertising fee of 5% of Gross Receipts each month.

c.
You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month, and any balance owed to achieve Minimum Royalty on May 5 for each fiscal year ending April 30. You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.

3. a.	If you decide not to purchase the Rental Territory, you must notify your Area Developer in writing of your election not to purchase the Rental Territory no later than March 1, 2015.

b.    If you decide to purchase the Rental Territory, you shall notify your Area Developer of your election on or before March 1, 2015 so that Liberty may send to you a then current Franchise Disclosure Document (“FDD”) and a separate franchise agreement for the Rental Territory. You must hold the FDD at least fourteen (14) calendar days and then remit a 20% down payment ($8,000) of the $40,000 franchise fee applicable to the Rental Territory to Liberty no later than March 31, 2015. Liberty will allow you to finance the remaining 80% ($32,000) of the purchase price of the Rental Territory over a four (4) year period ending February 28, 2019 by your delivery to Liberty of a promissory note in a form containing Liberty’s standard terms and conditions. You will be entitled to make interest-only payments on this promissory note no later than February 28

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Liberty Franchise Agreement 7-14

in each of 2016, 2017, and 2018, with a final payment of accrued interest and all remaining principal due to Liberty Tax Service no later than February 28, 2019. If this Rental Territory is not purchased by April 30, 2015, the offer to sell the Rental Territory is rescinded and you shall have no further rights to the Territory.

c.    If you elect not to purchase the Rental Territory, you will continue to perform all of your obligations with respect to offices opened within the Rental Territory throughout the 2015 Calendar Year Tax Season, and will deliver to Liberty’s national office all customer files and contact information for the Rental Territory no later than April 30, 2015. In addition, all further revenue associated with the Rental Territory, along with the future right to service the customers of the territory, belong to Liberty or Liberty’s designee.

d.    If you purchase the Rental Territory, for the purposes of Section 4(d) of the new franchise agreement you enter into for the Territory, the 2015 Calendar Year Tax Season will constitute “Year One,” the 2016 Calendar Year Tax Season will be deemed “Year Two,” etc.

4.    This Special Stipulation may be executed in any number of counterparts, each of which when     so executed and delivered shall be deemed an original, but such counterparts shall constitute     one and the same instrument.

Except to the extent modified above, the terms of the Franchise Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14

SCHEDULE “B-4” TO THE FRANCHISE AGREEMENT

Special Stipulation – Walmart Rent to Own    Entity: ________

To the extent of any conflict between the following and the provisions of the Franchise Agreement, this Special Stipulation shall control:

1.
You agree to operate the territory (“Rental Territory”) described below for the tax season January 2, 2015 - April 15, 2015 (“2015 Calendar Year Tax Season”). This Rental Territory shall be deemed part of your existing franchise agreement and not a new franchise. If you own multiple territories and it is not made clear as to which one this Special Stipulation relates, this shall relate to any such franchise agreement as Liberty deems and selects, absent mutual agreement between you and Liberty otherwise. Except as modified by this Special Stipulation, the rights, duties and obligations in your existing franchise agreement to which this relates shall control as to the Rental Territory. You specifically agree that section 10 of your franchise agreement will apply to the Rental Territory, regardless of whether you purchase the Rental Territory.

Rental Territory: ____________________________________

2.	You shall be obligated to pay all royalties and other amounts due and payable to Liberty with respect to the Rental Territory and the 2015 Calendar Year Tax Season as provided below:

a.    You must pay a royalty of 14% of Gross Receipts subject to a minimum royalty of $5,000 per Rental Territory for the period ending April 30th following the Effective Date of this Agreement (“Year One”). During Year One, if you operate an office in a Walmart in the Rental Territory pursuant to the Walmart Kiosk Stipulation and Agreement (“Walmart Office”) throughout the 2015 Calendar Year Tax Season, the Walmart Office shall not be subject to a minimum royalty. All other royalties under this agreement or future agreements shall remain due and owing, including but not limited to, the $5,000 minimum royalty applicable to a non-Walmart Office within the Rental Territory.

b. You must pay an advertising fee of 5% of Gross Receipts each month.

c.    You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month. You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.

3.	a. If you determine not to purchase the Rental Territory, you must notify your Area Developer in writing of your election not to purchase the Rental Territory no later than March 1, 2015.

b.    If you desire to purchase the Rental Territory, you shall notify your Area Developer of your election on or before March 1, 2015 that so Liberty may send to you a then current Franchise Disclosure Document (“FDD”) and a separate franchise agreement for the Rental Territory. You must hold the FDD at least fourteen (14) calendar days and then remit a 20% down payment ($8,000) of the $40,000 franchise fee applicable to the Rental Territory to Liberty no later than

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Liberty Franchise Agreement 7-14

March 31, 2015. Liberty will allow you to finance the remaining 80% ($32,000) of the purchase price of the Rental Territory over a four (4) year period ending February 28, 2019 by your delivery to Liberty of a promissory note in a form containing Liberty’s standard terms and conditions. You will be entitled to make interest-only payments on this promissory note no later than February 28 in each of 2016, 2017, and 2018, with a final payment of accrued interest and all remaining principal due to Liberty Tax Service no later than February 28, 2019. If this Rental Territory is not purchased by April 30, 2015, the offer to sell the Rental Territory is rescinded and you shall have no further rights to the Territory.

c.    If you elect not to purchase the Rental Territory, you will continue to perform all of your obligations with respect to offices opened within the Rental Territory throughout the 2015 Calendar Year Tax Season, and will deliver to Liberty’s national office all customer files and contact information for the Rental Territory no later than April 30, 2015. In addition, all further revenue associated with the Rental Territory, along with the future right to service the customers of the territory, belong to Liberty or Liberty’s designee.

d.    If you purchase the Rental Territory, for the purpose of paragraph 4(d) of the new franchise agreement you enter into to purchase the Rental Territory, the 2015 Calendar Year Tax Season will constitute “Year One,” the 2016 Calendar Year Tax Season will be deemed “Year Two,” the 2017 Calendar Year Tax Season will be deemed “Year Three.” Further, if you purchase the Rental Territory and if you continue to operate a Walmart office within the Rental Territory purchased, pursuant to the Walmart Kiosk Stipulation and Agreement, the Walmart Office shall not be subject to a minimum royalty during Year Two and Year Three. Minimum royalties shall apply to the Walmart Office beyond Year Three and all other royalties under this agreement or future agreements remain due and owing, including but not limited to, the $5,000 minimum royalty applicable to a non-Walmart Office within the Rental Territory.

4.	This Special Stipulation may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

Except to the extent modified above, the terms of the Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14

SCHEDULE “B-5” TO THE FRANCHISE AGREEMENT
Special Stipulation - Buy One Get One through November 30, 2014

To the extent of any conflict between the following and the provisions of the Franchise Agreement, these Special Stipulations shall control:

1. Contemporaneous Purchase in Same Territorial Area. You have opted to contemporaneously purchase a SiempreTax franchise and a Liberty Tax Service (“Liberty”) franchise for the same territorial area as described in Schedule A of each applicable Franchise Agreement (“Territorial Area”) via a bundle, which will be offered until November 30, 2014. As described in the SiempreTax Franchise Agreement, applicable Special Stipulations, Disclosure Document and pursuant to this Special Stipulation, the initial franchise fee for SiempreTax will be $0. You will also be required to pay the Liberty Tax Service initial franchise fee and deposits outlined in the Liberty FDD and Franchise Agreement prior to closing. You must submit 20% of the Liberty initial franchise fee prior to attending EOT. If you do not pass SiempreTax and Liberty EOT in accordance with our normal standards, Liberty will refund this amount to you. You must submit the remainder of the franchise fees and any applicable deposits prior to closing. In addition to the Liberty Franchise Agreement and required documents, you will be required to sign the SiempreTax Franchise Agreement and required documents.

2. Opening. As described below, your obligation to open either a SiempreTax or Liberty office or both offices will be based on the Hispanic percentage of the population of the Territorial Area as determined by Liberty and SiempreTax, based on data provided from the last United States Census as adjusted by available post census data or information (“Hispanic Population”).

a) Twenty Five Percent or Less. For each year during the Term that the Hispanic Population is less than or equal to Twenty Five Percent (25%) as of January 2, you will not be required to open a SiempreTax office in the Territorial Area. If you do not open a SiempreTax office in the Territorial Area pursuant to this provision, SiempreTax royalties will not apply.

b) Greater than Twenty Five Percent to Seventy Five Percent or Less. For each year during the Term that the Hispanic Population is greater than Twenty Five Percent (25%) and less than or equal to Seventy Five Percent (75%) as of January 2, you will be required to open both offices pursuant to the SiempreTax and Liberty Franchise Agreements.

c) Greater than Seventy Five Percent. For each year during the Term that the Hispanic Population is greater than Seventy Five Percent (75%) as of January 2, you will not be required to open a Liberty office in the Territorial Area. If you do not open a Liberty office in the Territorial Area pursuant to this provision, Liberty royalties will not apply.

3. Royalties. Standard royalty percentages as described in the Franchise Agreement shall apply for any office that is operated. The following is added at the end of Section 4(d) of the Franchise Agreement:

“(v) The aggregate of royalties paid under your Liberty and SiempreTax franchise agreements shall be used to calculate whether the minimum royalty has been met.”

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Liberty Franchise Agreement 7-14

4. In Term Non-Compete. Section 10(a) of the Franchise Agreement shall not apply to your operation of the contemporaneously purchased SiempreTax franchise in the Territorial Area.

5. Counterparts. This Special Stipulation may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

Except to the extent modified above, the terms of the Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:_________________

Liberty Franchise Agreement 7-14

SCHEDULE “B-6” TO THE FRANCHISE AGREEMENT

Special Stipulation – Liberty Tax Service/SiempreTax Bundle after November 30, 2014
Entity:_________

To the extent of any conflict between the following and the provisions of the Franchise Agreement, these Special Stipulations shall control:

1. Contemporaneous Purchase in Same Territorial Area. You have opted to contemporaneously purchase a SiempreTax franchise and a Liberty Tax Service franchise for the same territorial area as described in Schedule A of each applicable Franchise Agreement (“Territorial Area”) via a bundle that will be offered after November 30, 2014. As described in the SiempreTax Franchise Agreement, applicable Special Stipulations, Disclosure Document and pursuant to this Special Stipulation, the initial franchise fee for SiempreTax will be $25,000. You will also be required to pay the Liberty Tax Service initial franchise fee and deposits outlined in the Liberty FDD and Franchise Agreement prior to closing. You must submit 20% of the Liberty and SiempreTax initial franchise fees prior to attending EOT. If you do not pass SiempreTax and Liberty EOT in accordance with the normal standards, these amounts will be refunded to you. You must submit the remainder of the franchise fees and any applicable deposits prior to closing. In addition to the Liberty Franchise Agreement and required documents, you will be required to sign the SiempreTax Franchise Agreement and required documents.

2. Opening. As described below, your obligation to open either a SiempreTax or Liberty office or both offices will be based on the Hispanic percentage of the population of the Territorial Area as determined by Liberty and SiempreTax, based on data provided from the last United States Census as adjusted by available post census data or information (“Hispanic Population”).

a) Twenty Five Percent or Less. For each year during the Term that the Hispanic Population is less than or equal to Twenty Five Percent (25%) as of January 2, you will not be required to open a SiempreTax office in the Territory. If you do not open a SiempreTax office in the Territorial Area pursuant to this provision, SiempreTax royalties will not apply.

b) Greater than Twenty Five Percent to Seventy Five Percent or Less. For each year during the Term that the Hispanic Population is greater than Twenty Five Percent (25%) and less than or equal to Seventy Five Percent (75%) as of January 2, you will be required to open both offices pursuant to the SiempreTax and Liberty Franchise Agreements.

c) Greater than Seventy Five Percent. For each year during the Term that the Hispanic Population is greater than Seventy Five Percent (75%) as of January 2, you will not be required to open a Liberty office in the Territory. If you do not open a Liberty office in the Territorial Area pursuant to this provision, Liberty royalties will not apply.

3. Royalties. Standard royalty percentages as described in the Franchise Agreement shall apply for any office that is operated. The following is added at the end of Section 4(d) of the Franchise Agreement:

Liberty Franchise Agreement 7/14

“(v) The aggregate of royalties paid under your Liberty and SiempreTax franchise agreements shall be used to calculate whether the minimum royalty has been met.”

4. In Term Non-Compete. Section 10(a) of the Franchise Agreement shall not apply to your operation of the contemporaneously purchased SiempreTax franchise in the Territorial Area.

5. Counterparts. This Special Stipulation may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

Except to the extent modified above, the terms of the Agreement remain in full force and effect.

FRANCHISEE:                     JTH TAX, INC. d/b/a LIBERTY TAX SERVICE

By:__________________________            By:__________________________

Printed Name: _________________
By: _________________________
Title: ________________________

Effective Date:__________________

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Liberty Franchise Agreement 7/14